FOR IMMEDIATE RELEASE

May 11, 2012

Contact:	Jesus R. Adia President and Chief Executive Officer (718) 677-4414

Flatbush Federal Bancorp, Inc. Reports Earnings for Quarter Ended March 31, 2012

Brooklyn, NY – Flatbush Federal Bancorp, Inc. (the “Company”), (OTC Bulletin Board: FLTB), the holding company of Flatbush Federal Savings and Loan Association (the “Association”), announced consolidated net income of $4.6 million or $1.72 per share, for the quarter ended March 31, 2012 as compared to consolidated net income of $36,000, or $0.01 per share, for the same quarter in 2011.

The Company’s total assets at March 31, 2012 were $145.9 million compared to $142.7 million at December 31, 2011, an increase of $3.2 million or 2.2%. Loans receivable decreased $4.6 million or 4.8%, to $90.5 million at March 31, 2012 from $95.2 million at December 31, 2011. Mortgage-backed securities decreased $803,000 or 3.8%, to $20.6 million at March 31, 2012 from $21.4 million at December 31, 2011. Investment securities decreased $4,000, to $4.3 million at March 31, 2012. Cash and cash equivalents increased $5.5 million, or 62.5%, to $14.3 million at March 31, 2012 from $8.8 million at December 31, 2011.

Total deposits increased $3.8 million, or 3.3%, to $118.7 million at March 31, 2012 from $114.9 million at December 31, 2011. Borrowings from the Federal Home Loan Bank of New York (FHLB) decreased $4.4 million, or 43.6%, to $5.7 million at March 31, 2012 from $10.1 million at December 31, 2011.

Total stockholders’ equity increased $4.7 million, or 32.2%, to $19.2 million at March 31, 2012 from $14.6 million at December 31, 2011. The increase to stockholders’ equity reflects net income of $4.6 million, amortization of $5,000 of unearned ESOP shares, amortization of $10,000 of restricted stock awards for the Company’s Stock-Based Incentive Program, amortization of $10,000 of stock option awards and a decrease of $61,000 of accumulated other comprehensive loss.

On August 30, 2007, the Company approved a stock repurchase program and authorized the repurchase of up to 50,000 shares of the Company’s outstanding shares of common stock. Stock repurchases have been made from time to time and may be effected through open market purchases, block trades and in privately negotiated transactions. Repurchased stock is held as treasury stock and will be available for general corporate purposes. During the quarter ended March 31, 2012, the Company did not repurchase shares. As of March 31, 2012, a total of 12,750 shares have been repurchased at a weighted average price of $4.44.

INCOME INFORMATION – Three month periods ended March 31, 2012 and 2011

Net income increased by $4.6 million to net income of $4.6 million for the quarter ended March 31, 2012 compared to net income of $36,000 for the same quarter in 2011. The increase in the quarter was primarily the result of a one-time gain on sale of property of $9.1 million as well as decreases of $22,000 in interest expense on deposits and $23,000 in interest expense on borrowings from the FHLB partially offset by decreases of $208,000 in interest income and $5,000 in other non-interest income, and increases of $481,000 in non-interest expense, $58,000 in the provision for loan loss and $3.8 million in income tax expense. Non-interest expense increased $481,000 primarily due to a $274,000 increase in legal expense and a $172,000 increase in miscellaneous expense related to the merger with Northfield Bancorp.

Other financial information is included in the table that follows. All information is unaudited.

As disclosed on March 31, 2012, the Company entered into an Agreement and Plan Merger with Northfield Bancorp, Inc., Northfield Bancorp, MHC and Northfield Bank. The merger is expected to close in the third quarter of 2012.

This press release may contain certain “forward-looking statements” which may be identified by the use of such words as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

	MARCH 31,	DECEMBER 31,
	2012	2011
	(in thousands)
Total Assets	$145,869	$142,714
Loans Receivable	90,540	95,162
Mortgage-backed Securities	20,598	21,401
Investment Securities	4,343	4,347
Deposits	118,676	114,923
Borrowings	5,709	10,082
Stockholders’ Equity	19,241	14,560

	AT OR FOR THE THREE
	MONTHS ENDED MARCH 31,
	2012	2011

Total Interest Income	$1,555	$1,763
Total Interest Expense	365	411
Net Interest Income	1,190	1,352
Provision for Loan Loss	198	140
Non-interest Income	9,131	63
Non-interest Expense	1,732	1,251
Income Tax expense (Benefit)	3,797	(12)
Net income	$4,594	$36

PERFORMANCE RATIOS

Return on Average Assets*	12.54%	0.10%
Return on Average Equity*	94.45%	0.91%
Interest Rate Spread	3.51%	3.90%

ASSET QUALITY RATIOS

Allowance for Loan Losses to
Total Loans Receivable	1.17%	1.68%
Non-performing Loans to Total Assets	4.17%	5.97%
Non-performing assets to Total Assets	4.98%	5.97%

CAPITAL RATIO
Association’s Core Tier 1 Capital to Adjusted
Total Assets	14.69%	11.69%

*Includes one-time pre-tax gain on sale of property of $9.1 million.